Exhibit 5.1

Michael E. Tenta +1 650 843 5636 mtenta@cooley.com

March 12, 2018

Protagonist Therapeutics, Inc.

7707 Gateway Blvd., Suite 140

Newark, California 94560-1160

Ladies and Gentlemen:

We have acted as counsel to Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,159,360 shares of the Company’s Common Stock, $0.00001 par value per share (the “Shares”), consisting of (i) 927,488 shares (the “2016 Plan Shares”) reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and (ii) 231,872 shares (the “2016 ESPP Shares”) reserved for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP,” and together with the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2016 Plan Shares, when sold and issued in accordance with the 2016 Plan, and the 2016 ESPP Shares, when sold and issued in accordance with the 2016 ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

COOLEY LLP   3175 HANOVER STREET   PALO ALTO, CA   94304-1130
T: (650) 843-5000  F: (650) 849-7400  COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta